Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Results from Continuing Operations for the Fourth Quarter and 2011 and Filing of Annual Report on Form 10-K

•	DOJ monitorship ended and all charges dismissed

•	Twelve month backlog at December 31, 2011 of $865 million

•	Total backlog at December 31, 2011 of $2.2 billion

HOUSTON, TX, APRIL 9, 2012 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the fourth quarter and full year 2011. The Company recorded a net loss from continuing operations in the fourth quarter of $53.7 million, or $1.13 per share, on revenue of $404.5 million. Contributing to the fourth quarter loss was an after-tax impairment charge of $29.7 million related to goodwill carried in the Upstream Oil and Gas and Downstream Oil and Gas operating segments in addition to the normal seasonality of the business model. Fourth quarter results were also negatively impacted by $4.6 million in tax expense related to the repatriation of foreign earnings and profits. Excluding the impact of the non-cash impairment charge and the taxes on the repatriation of foreign profits, the fourth quarter result would have been a net loss from continuing operations of approximately $19.4 million, or $0.41 per share(1).

For the fourth quarter of 2011, the operating loss was $11.0 million compared to $21.1 million in the fourth quarter of 2010, excluding the impact of the non-cash goodwill impairment charges in both years(1). (These are non-GAAP financial measures, and schedules for the GAAP to non-GAAP adjustment reconciliations in this press release are provided in the accompanying schedules). The operating improvement in the fourth quarter was attributed to better performance in the Upstream Oil & Gas segment in the United States and Canada and increased resource utilization in the Utility T&D segment. This improvement was partially offset by lower revenue and income in the Downstream Oil & Gas segment.

Results for the Second and Third Quarters of 2011 Restated

The results announced today are consistent with the selected preliminary estimated unaudited results from continuing operations for the fourth quarter and full year 2011 announced by the Company on April 2, 2012. During the preparation of the consolidated financial statements for the year ended December 31, 2011, the Company identified certain accounting errors in its unaudited condensed consolidated financial statements for the quarterly periods ended June 30 and September 30, 2011, which were included in the Company’s Quarterly Reports on Form 10-Q for such periods, and as a result such financial statements should no longer be relied upon. The Company has included restated financial information for such periods in its Annual Report on Form 10-K for the year ended December 31, 2011, filed today.

WILLBROS		1 of 5 CONTACT:
A Good Job On Time	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

The Company identified errors in its accounting for the goodwill impairment charge recorded in the Utility T&D segment, which resulted in the understatement of pre-tax loss by approximately $9.2 million for the quarterly period ended September 30, 2011. Net loss was understated by approximately $21.0 million for the quarterly period ended September 30, 2011. These errors were attributed to the lack of recognition of a valuation allowance against the Company’s deferred income taxes of approximately $16.8 million as well as the increased goodwill impairment charge of $4.7 million (net of tax). These errors were partially offset by an understatement of income tax benefit attributable to errors in the Company’s calculation and accounting for income taxes.

The Company further identified errors in the Company’s calculation and accounting for income taxes which resulted in the overstatement of net loss by approximately $0.9 million for the quarterly period ended June 30, 2011.

Such errors do not have any impact on the Company’s liquidity and operating cash flow. In addition, these errors do not impact the Company’s compliance with the Maximum Leverage Ratio or other financial covenants under the Company’s Credit Agreement.

Recent Developments

U. S. Department of Justice (“DOJ”) Monitorship and Deferred Prosecution Agreement (“DPA”) Willbros announced that in connection with the Company’s completion of the requirements of the DPA and expiration of the term of the monitorship, on March 30, 2012, the DOJ filed a motion to dismiss the criminal charges filed previously against the Company stemming from legacy issues in Nigeria and South America in 2005 and prior years, which led to the DPA. On April 2, 2012, a district judge for the United States District Court in Houston signed an order of dismissal of all charges, with prejudice. The Company may no longer be prosecuted for those charges. Randy Harl commented, “We are pleased to have successfully completed the requirements of the DPA and the monitorship. Willbros is committed to compliance with the law and we have instituted values and processes that we believe will prevent any future FCPA-related incidents.”

Outlook

Willbros expects continued expansion of its operations in the Canadian oil sands and expressed confidence that it could fully replace the revenue opportunities lost with the exit from its cross-country pipeline construction in Canada. In the United States, the Company is seeing increased inquiries for fabrication and manufacturing services, and manpower levels in both its upstream and downstream engineering units have grown in the past 12 months, a leading indicator for increased future construction activity. The Company also expects continued growth in the mid-stream markets for field gathering, processing, terminal and small diameter pipeline projects. During the first quarter, the Company recognized higher than anticipated demand for its regional service offerings, and it believes this level of activity will continue throughout the year. In the Utility T&D segment, the Company expects to continue the present level of activity in transmission construction and believes the distribution, maintenance and construction markets have begun to rebound, related to an improvement in housing starts.

WILLBROS		2 of 5 CONTACT:
A Good Job On Time	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

Backlog(3)

At December 31, 2011, Willbros reported backlog from continuing operations of $2.2 billion compared to $2.2 billion at September 30, 2011 and $1.9 billion at December 31, 2010. Twelve month backlog was $865.1 million at December 31, 2011 compared to $869.8 at September 30, 2011.

Full Year 2011 Results

For the full year 2011, Willbros reported a net loss from continuing operations of $205.5 million, or $4.33 per share, on revenue of $1.6 billion. Full year results were impacted by two non-cash, after-tax charges: (1) a $143.0 million goodwill impairment charge related to all three operating segments partially offset by (2) a $10.0 million reduction in the fair value of the contingent earnout liability associated with the acquisition of InfrastruX. The Company also incurred an increase in estimated taxes of $6.5 million associated with the repatriation of foreign profits. Excluding these three items, full year 2011 results would have been a net loss from continuing operations of approximately $65.9 million, or $1.39 per share(1). Additionally, the full year net loss was negatively impacted by an after tax charge of $6.6 million, or $0.14 per share, associated with the pre-payments of $123.4 million on our term loan, as well as an after tax charge of $5.1 million, or $0.11 per share, related to the settlement of a project dispute incurred during the second quarter of 2011.

Segment Operating Results

Upstream

For the fourth quarter of 2011, the Upstream segment reported an operating loss (exclusive of goodwill impairment) of $1.1 million(1) on revenue of $183.4 million. Fourth quarter results were impacted by normal seasonal patterns in the U.S. large diameter pipeline construction market. The results are an improvement over the $11.3 million loss on revenue of $133.2 million in the comparable period in 2010 due to improved performance in the oil sands in Canada and the success of our regional expansion in the United States. For the full year, Upstream reported operating income (exclusive of goodwill impairment) of $7.0 million(1) on revenue of $762.7 million. Operating income for 2011 was negatively impacted by an $8.2 million non-cash charge related to the settlement of a project dispute incurred during the second quarter of 2011.

Downstream

For the fourth quarter of 2011, the Downstream segment reported an operating loss (exclusive of goodwill impairment) of $3.8 million(1) on revenue of $62.8 million. For the full year, Downstream reported an operating loss (exclusive of goodwill impairment) of $16.4 million(1) on revenue of $228.2 million. The Downstream segment in 2011 was primarily impacted by curtailment of customer spending for small capital and maintenance projects in the refining sector, resulting in a revenue decline of $72.9 million or 24.2 percent.

WILLBROS		3 of 5 CONTACT:
A Good Job On Time	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

Utility T&D

For the fourth quarter of 2011, the Utility T&D segment reported an operating loss of $6.0 million on revenue of $158.4 million. Fourth quarter results improved relative to the same period in 2010 due to higher utilization of resources on transmission construction projects in Texas. For the full year, Utility T&D reported an operating loss (exclusive of goodwill impairment) of $6.7 million(1) on revenue of $624.1 million, which is a substantial improvement from the results experienced in 2010.

Liquidity

At December 31, 2011, the Company had $58.7 million of cash and cash equivalents and access to $25.0 million in cash under the revolver included in its Credit Facility. As part of the March 4, 2011 amendment to its Credit Facility, the Company agreed to limit its cash borrowings to $25.0 million plus amounts to pay the 6.5% Senior Notes that mature in December 2012 and $59.4 million paid to the 2.75% Senior Notes holders when they exercised their put rights in the first quarter of 2011. The $25.0 million borrowing restriction will be lifted when the Company’s total leverage ratio, as defined, reaches 3.0 to 1.0, or less.

In the fourth quarter of 2011, the Company utilized the proceeds from the sale of its non-strategic InterCon subsidiary and $10 million in cash to further reduce its term loan by $28.7 million. For the year, the Company made payments of $123.4 million against its term loan, exceeding its 2011 objective of $50 to $100 million. In the first quarter of 2012, the Company has paid an additional $30 million against its term loan. The Company’s estimated bank balance at March 30, 2012 was approximately $60.0 million.

Guidance

Van Welch, Willbros Chief Financial Officer, provided expectations for 2012, “We have seen a meaningful improvement in our year-over-year fourth quarter results as we have diminished the impact of seasonality on our business model. We anticipate our first quarter results to also register a significant operating improvement versus the first quarter of 2011. In 2012, we expect annual revenue to range from $1.7 to $1.9 billion, positive operating income in all three segments and additional debt reduction of approximately $50.0 to $100.0 million by the end of the year. Our approved capital expenditure budget for 2012 is $28.3 million, but capital spending is expected to be a function of future work commitments.”

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations and lawsuits; disruptions to the global credit markets; the untimely filing of financial statements;

WILLBROS		4 of 5 CONTACT:
A Good Job On Time	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West Africa Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain wanivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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WILLBROS		5 of 5 CONTACT:
A Good Job On Time	Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reconciliation of Non-GAAP Financial Measures Operating loss from continuing operations before special items (1)
Operating loss	$(45,988)	$(69,107)	$(184,722)	$(20,841)
Goodwill impairment	35,032	48,000	178,575	60,000
Changes in fair value of contingent earnout liability	—	—	(10,000)	(45,340)

Operating loss from continuing operations before special items	$(10,956)	$(21,107)	$(16,147)	$(6,181)

Upstream O&G operating income (loss) from continuing operations before special items (1)
Operating income (loss)	$(22,423)	$(11,255)	$(14,241)	$35,867
Goodwill impairment	21,278	—	21,278	—

Operating income (loss) from continuing operations before special items	$(1,145)	$(11,255)	$7,037	$35,867

Downstream O&G operating loss from continuing operations before special items (1)
Operating loss	$(17,551)	$(48,251)	$(30,195)	$(75,320)
Goodwill impairment	13,754	48,000	13,754	60,000

Operating loss from continuing operations before special items	$(3,797)	$(251)	$(16,441)	$(15,320)

Utility T&D operating loss from continuing operations before special items (1)
Operating loss	$(6,014)	$(9,601)	$(150,286)	$(26,728)
Goodwill impairment	—	—	143,543	—

Operating loss from continuing operations before special items	$(6,014)	$(9,601)	$(6,743)	$(26,728)

Net loss from continuing operations before special items (1)
Net loss from continuing operations	$(53,707)	$(54,103)	$(205,475)	$(17,028)
Goodwill impairment, net of tax	29,682	28,800	142,981	36,000
Repatriation of foreign profit taxes	4,595	—	6,550	—
Changes in fair value of contingent earnout liability	—	—	(10,000)	(45,340)

Net loss from continuing operations before special items	$(19,430)	$(25,303)	$(65,944)	$(26,368)

Net loss from continuing operations applicable to common shares (numerator for dilute calculation) before special items (1)
Net loss, continuing operations	$(53,707)	$(54,103)	$(205,475)	$(17,028)
Net loss, continuing operations before special items	$(19,430)	$(25,303)	$(65,944)	$(26,368)
Diluted loss per share before special items (1)
Continuing operations	$(1.13)	$(1.15)	$(4.33)	$(0.40)
Loss per share before special items	$(0.41)	$(0.54)	$(1.39)	$(0.61)
Fully Diluted Shares
Diluted shares as reported	47,616	47,100	47,476	43,014
Diluted shares before special items	47,616	47,100	47,476	43,014
Adjusted EBITDA from continuing operations (2)
Loss from continuing operations attributable to Willbros Group, Inc.	$(53,707)	$(54,103)	$(205,475)	$(17,028)
Interest expense, net	8,842	11,593	45,117	27,677
Provision (benefit) for income taxes	(3,766)	(26,718)	(32,293)	(31,048)
Goodwill impairment	35,032	48,000	178,575	60,000
Depreciation and amortization	13,430	17,272	59,995	48,908
Changes in fair value of contingent earnout liability	—	—	(10,000)	(45,340)
DOJ monitor cost	502	414	3,567	4,002
Stock based compensation	2,316	1,749	9,724	7,957
Restructuring and reorganization costs	30	3,073	105	3,771
Acquisition related costs	—	143	—	10,055
Gains on sales of equipment	(389)	(1,755)	(5,404)	(2,364)
Noncontrolling interest	317	305	1,195	1,207

Adjusted EBITDA from continuing operations (2)	$2,607	$(27)	$45,106	$67,797

Statement of Operations Data Contract revenue
Upstream O&G	$183,362	$133,166	$762,737	$585,797
Downstream O&G	62,826	98,210	228,203	301,104
Utility T&D	158,353	121,251	624,100	238,171

	404,541	352,627	1,615,040	1,125,072
Operating expenses
Upstream O&G	205,785	144,421	776,978	549,930
Downstream O&G	80,377	146,461	258,398	376,424
Utility T&D	164,367	130,852	774,386	264,899

	450,529	421,734	1,809,762	1,191,253
Operating income (loss)
Upstream O&G	(22,423)	(11,255)	(14,241)	35,867
Downstream O&G	(17,551)	(48,251)	(30,195)	(75,320)
Utility T&D	(6,014)	(9,601)	(150,286)	(26,728)
Changes in fair value of contingent earnout liability	—	—	10,000	45,340

Operating loss	(45,988)	(69,107)	(184,722)	(20,841)
Other expense
Interest expense, net	(8,842)	(11,593)	(45,117)	(27,677)
Loss on early extinguishment of debt	(2,180)	—	(6,304)	—
Other, net	(146)	184	(430)	1,649

	(11,168)	(11,409)	(51,851)	(26,028)

Loss from continuing operations before income taxes	(57,156)	(80,516)	(236,573)	(46,869)
Provision (benefit) for income taxes	(3,766)	(26,718)	(32,293)	(31,048)

Loss from continuing operations	(53,390)	(53,798)	(204,280)	(15,821)
Loss from discontinued operations net of provision for income taxes	(60,659)	(13,666)	(88,541)	(20,008)

Net loss	(114,049)	(67,464)	(292,821)	(35,829)
Less: Income attributable to noncontrolling interest	(317)	(305)	(1,195)	(1,207)

Net loss attributable to Willbros Group, Inc.	$(114,366)	$(67,769)	$(294,016)	$(37,036)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Loss from continuing operations	$(53,707)	$(54,103)	$(205,475)	$(17,028)
Loss from discontinued operations	(60,659)	(13,666)	(88,541)	(20,008)

Net loss attributable to Willbros Group, Inc.	$(114,366)	$(67,769)	$(294,016)	$(37,036)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(1.13)	$(1.15)	$(4.33)	$(0.40)
Discontinued operations	$(1.27)	$(0.29)	$(1.86)	$(0.47)

	$(2.40)	$(1.44)	$(6.19)	$(0.87)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(1.13)	$(1.15)	$(4.33)	$(0.40)
Discontinued operations	$(1.27)	$(0.29)	(1.86)	$(0.47)

	$(2.40)	$(1.44)	$(6.19)	$(0.87)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$8,052	$38,975	$47,850	$40,355
Investing activities	18,069	12,387	50,637	(404,460)
Financing activities	(31,503)	(8,995)	(147,291)	298,002
Foreign exchange effects	(196)	1,622	(449)	2,402
Discontinued operations	(5,181)	(3,685)	(28,403)	6,118
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	47,616	47,100	47,476	43,014
Diluted	47,616	47,100	47,476	43,014
Adjusted EBITDA from continuing operations(2)	$2,607	$(27)	$45,106	$67,797
Capital expenditures	1,623	3,568	10,864	16,121

	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Balance Sheet Data
Cash and cash equivalents	$58,686	$68,600	$93,667	$68,264
Working capital	172,470	251,320	248,293	274,241
Total assets	861,771	1,008,967	1,180,837	1,253,586
Total debt	268,794	297,097	317,883	355,210
Stockholders’ equity	231,578	342,869	479,275	480,813
Backlog Data (3)
Total By Reporting Segment
Upstream O&G	$622,396	$545,518	$627,075	$645,263
Downstream O&G	151,069	159,919	105,466	116,561
Utility T&D	1,398,752	1,477,599	1,530,773	1,349,849

Total Backlog	$2,172,217	$2,183,036	$2,263,314	$2,111,673

Total Backlog By Geographic Area
North America	$2,028,336	$2,129,932	$2,230,503	$2,073,055
Middle East & North Africa	135,698	44,243	28,462	37,796
Other International	8,183	8,862	4,349	822

Total Backlog	$2,172,217	$2,183,037	$2,263,314	$2,111,673

12 Month Backlog	$865,124	$869,759	$904,392	$946,812

(1)	Operating loss and net loss from continuing operations before special items, non-GAAP financial measures, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(2)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(3)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.